UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2007

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Auriga Laboratories, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	000-26013	84-1334687
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10635 Santa Monica Blvd. #120, Los Angeles, CA 90025

(Address of principal executive office) (zip code)

Registrant's telephone number, including area code: (310) 461-3600

N/A

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On December 12, 2007, Auriga Laboratories, Inc., a Delaware corporation (the “Company”) entered into a Purchase Agreement (“Agreement”) with Malibu Pharma, Inc. (“Malibu”). Under the terms of the Agreement, the Company sold one of its wholly owned subsidiaries, Stesso Pharmaceuticals, LLC (“Stesso”) to Malibu for Six Million Dollars ($6,000,000) (the “Purchase Price”). Stesso holds the license rights to sell and title to inventory of products Extendryl®, Levall®, and Dura-vent™ (the “Products”). The Purchase Price was paid by Malibu executing and delivering to the Company a promissory note for Six Million Dollars ($6,000,000) (the “Note”). The Company was granted a Two Hundred Seventy day (270) option to repurchase Stesso for One Hundred Fifty Percent (150%) of the Purchase Price (the “Repurchase Option”). In addition, for a period of two years, Malibu shall reimburse the Company for sales commissions paid to its independent sales representatives for sales of the Products.

The Note is for a term of 3 years with an annual interest rate of 8%, with interest payments to the Company beginning after the first year. Malibu must pay the Company seventy percent (70%) of its total net revenue collected from sales of the Products during the first 2 calendar quarters of 2008 to the Company, which shall be applied toward principal on the Note. Beginning in the first calendar quarter after payment in full of all principal and interest on the Note, Malibu must pay 5% of its net revenue collected from sales of Products by Stesso to the Company.

A copy of the Agreement and Note are attached hereto as Exhibit 10.1.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.
Not applicable

(b)	Pro Forma Financial Information.
Not applicable

(c)	Shell Company Transactions.
Not Applicable

(d)	Exhibits.

Exhibit Number	Description

10.1	Stesso Pharmaceuticals, LLC Purchase Agreement dated December 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Auriga Laboratories, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 13, 2007	AURIGA LABORATORIES, INC.

By: /s/ Philip S. Pesin
Philip S. Pesin
Chief Executive Officer

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